UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2018

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Directors Place

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 203-4100

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 26, 2018, Sorrento Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (collectively, the “Purchasers”), pursuant to which, among other things, the Company agreed to issue and sell to the Purchasers, in a private placement transaction (the “Private Placement”), (1) convertible promissory notes in an aggregate principal amount of $120,500,000 (the “Notes”), which will accrue simple interest at a rate equal to 5.0% per annum and mature upon the earlier to occur of (a) the date that is five years from the date of issuance, and (b) the date of the closing of a change in control of the Company (the “Maturity Date”), and (2) warrants to purchase shares of the common stock of the Company, par value $0.0001 per share (“Common Stock”). Upon the closing of the Private Placement (the “Closing”), the Company will issue to each Purchaser (1) a Note with a face value equal to the amount of the Purchaser’s investment, and (2) a warrant to purchase such number of shares of Common Stock as is equal to 50% of the number of shares of Common Stock into which such Purchaser’s Note is initially convertible (each, a “Warrant”). The aggregate number of shares of Common Stock issuable upon exercise of the Warrants will be 8,591,794 shares.

At any time and from time to time before the Maturity Date, each Purchaser shall have the option to convert any portion of the outstanding principal amount of such Purchaser’s Note that is equal to or greater than the lesser of: (1) $4,000,000, and (2) the then-outstanding principal amount of such Purchaser’s Note into shares of Common Stock at a price per share of $7.0125, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. Accrued but unpaid interest on the Notes shall be paid in cash semi-annually in arrears on or prior to the 30th day of June and 31st day of December of each calendar year commencing with December 31, 2018. If a Purchaser elects to convert any of the principal amount of their Note, then all accrued but unpaid interest on such portion of the principal amount shall become due and payable in cash. The Notes contain restrictive covenants and event of default provisions that are customary for transactions of this type.

Each Warrant will have an exercise price of $8.77 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, will become exercisable on the date that is 181 days following the date of the Closing, will have a term of five and a half years from the date of issuance and will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the Warrants (the “Warrant Shares”), in which case the Warrants shall also be exercisable on a cashless exercise basis.

In connection with the Private Placement, at the Closing, the Company and the Purchasers will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the Company will agree to prepare and file one or more registration statements with the Securities and Exchange Commission (the “SEC”) for the purpose of registering for resale the shares of Common Stock issuable upon conversion of the Notes (the “Note Shares”) and the Warrant Shares. Under the Registration Rights Agreement, the Company will agree to file a registration statement with the SEC registering all of the Note Shares and the Warrant Shares for resale by no later than the date 45 days after the closing of the transactions contemplated by the Securities Purchase Agreement.

The Securities Purchase Agreement contains customary representations and warranties of the Company and the Purchasers. In addition, the Notes contain restrictive covenants and event of default provisions that are customary for transactions of this type. The Closing is subject to customary closing conditions and the Company expects that the Closing will occur within 30 business days of March 26, 2018.

The foregoing summaries of the Securities Purchase Agreement, the Notes, the Warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the copies of the Securities Purchase Agreement, the form of Note, the form of Warrant and the Registration Rights Agreement that the Company will file as exhibits to a Current Report on Form 8-K to be filed with the SEC following the Closing.

The representations, warranties and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Securities Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Securities Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Securities Purchase Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 8.01. Other Information.

As of March 26, 2018, the Company has 91,028,089 shares of Common Stock outstanding.

On March 27, 2018, the Company issued the press release attached hereto as Exhibit 99.1 announcing the entry into the Securities Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated March 27, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: March 27, 2018	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: Chairman of the Board, President and Chief Executive Officer